Exhibit 5.1

November 10, 2011

Teva Pharmaceutical Industries Limited

5	Basel Street

Petach Tikvah 49131

Israel

Teva Pharmaceutical Finance Company B.V.

Schottegatweg Oost 29-D

Curaçao

Teva Pharmaceutical Finance IV, LLC

c/o Teva Pharmaceuticals USA, Inc.,

1090 Horsham Road,

North Wales, Pennsylvania 19454

USA

Teva Pharmaceutical Finance IV, B.V.

Schottegatweg Oost 29-D

Curaçao

Ladies and Gentlemen:

We have acted as Israeli counsel for Teva Pharmaceutical Industries Limited, an Israeli corporation (the “Guarantor”) with respect to (i) the issuance and sale by Teva Pharmaceutical Finance Company B.V., a private limited liability company organized under the laws of Curaçao and an indirect, wholly owned subsidiary of the Guarantor (“Teva BV”), of $1,100,000,000 in aggregate principal amount of its Floating Rate Senior Notes due 2013 (the “Teva BV Floating Rate Notes”), $950,000,000 in aggregate principal amount of its 2.400% Senior Notes due 2016 (the “2016 Notes”) and $875,000,000 in aggregate principal amount of its 3.650% Senior Notes due 2021 (the “Teva BV 2021 Notes”), (ii) the issuance and sale by Teva Pharmaceutical Finance IV, LLC, a limited liability company organized under the laws of Delaware and an indirect, wholly owned subsidiary of the Guarantor (the “Teva LLC”), of $200,000,000 in aggregate principal amount of its Floating Rate Senior Notes due 2013 (the “Teva LLC Floating Rate Notes” and, together with the Teva BV Floating Rate Notes, the “Floating Rate Notes”) and $1,000,000,000 in aggregate principal amount of its 1.700% Senior Notes due 2014 (the “2014 Notes”), (iii) the issuance and sale by Teva Pharmaceutical Finance IV B.V., a private limited company organized under the laws of Curaçao (“Teva IV BV” and together with Teva BV and Teva LLC, the “Companies”) of $875,000,000 in aggregate principal amount of its 3.650% Senior Notes due 2021 (the “Teva IV BV 2021 Notes” and, together with the 2014 Notes, the 2016 Notes. the Teva BV 2021 Notes and the Floating Rate Notes, the “Notes”) and (iv) the Guarantor’s unconditional guarantees of the Notes (the “Guarantees”). The Teva BV Floating Rate Notes, the 2016 Notes and the Teva BV 2021 Notes are being issued pursuant to a Senior Indenture, dated as of November 10, 2011, as supplemented by a First Supplemental Senior Indenture, dated as of November 10, 2011, by and among Teva BV, the Guarantor and The Bank of New York Mellon, as Trustee (the “Trustee”) (the “Teva BV Indenture”). The Teva LLC Floating Rate Notes and the 2014 Notes are to be issued pursuant to a Senior Indenture, dated as of November 10, 2011, as supplemented by a First Supplemental Senior Indenture, dates as of November 10, 2011, by and among Teva LLC, the Guarantor and the Trustee (the “Teva LLC Indenture”). The Teva IV BV 2021 Notes are to be issued pursuant to a Senior Indenture, dated as of November 10, 2011, as supplemented by a First Supplemental Senior Indenture, dates as of November 10, 2011, by and among Teva IV BV, the Guarantor and the Trustee (the “Teva IV BV Indenture” and together with the Teva BV Indenture and the Teva LLC Indenture, the “Indentures”).

For purposes of the opinions hereinafter expressed, we have reviewed (i) the Registration Statement on Form F-3 (File No. 333-155927) filed by the Guarantor, the Companies and other related issuers with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the

“Securities Act”), on December 4, 2008, which became effective on December 4, 2008, as amended (as so amended, the “Registration Statement”), (ii) the prospectus of the Guarantor, the Companies and other related issuers dated December 4, 2008, as supplemented on August 25, 2011 and as further supplemented by a prospectus supplement, dated November 7, 2011 relating to the Notes, as filed in final form with the Commission on November 8, 2011 pursuant to Rule 424(b) under the Securities Act (the “Prospectus”) (iii) the Indenture, (iv) the memorandum of association and the articles of association of the Guarantor, (v) copies of the resolutions of the board of directors of the Guarantor, and (vi) such other corporate records, as well as such other material, as we have deemed necessary as a basis for the opinions expressed herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Our opinions set forth herein are based upon our consideration of only these statutes, rules and regulations of the state of Israel which, in our experience, are normally applicable to guarantors or issuers of securities of the nature of the Notes.

Based on and subject to the foregoing, we are of the opinion that:

1.	The Indentures have been duly authorized by the Guarantor.

2.	The Guarantees have been duly authorized by the Guarantor.

3.	Under the choice of law or conflicts of law doctrines of Israel, a court, tribunal or other competent authority sitting in Israel has discretion but should apply to any claim or controversy arising under the Indentures, the Notes, the Guarantees the law of the State of New York, which is the local law governing the Indentures and the Guarantees designated therein by the parties thereto, provided there are no reasons for declaring such designation void on the grounds of public policy or as being contrary to Israeli law.

We do not purport to be an expert on the laws of any jurisdiction other than the laws of the State of Israel, and we express no opinion herein as to the effect of any other laws.

This opinion is being rendered solely in connection with the registration of the offering and sale of the Notes, pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion as an exhibit to the Guarantor’s Current Report on Form 6-K, which is incorporated by reference into the Registration Statement and the Prospectus. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Very truly yours,

/s/     Tulchinsky Stern Marciano Cohen Levitski & Co. Law Offices

         Tulchinsky Stern Marciano Cohen Levitski & Co. Law Offices